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                                                                    Exhibit 99.1


                                                                      ALDERWOODS
                                                                           GROUP
MEDIA RELEASE


                      FOR IMMEDIATE RELEASE


   ALDERWOODS GROUP COMPLETES $325 MILLION DEBT REFINANCING AND
                       FURTHER DEBT REDUCTION



CINCINNATI - September 17, 2003 - Alderwoods Group, Inc. (NASDAQ:AWGI) is pleased to announce the successful completion of its previously announced $325 million refinancing, as well as a further $20 million reduction in its total debt.

The new senior secured credit facility, which consists of a $275 million Term Loan B facility and a $50 million revolving credit facility, is now closed. The new senior secured Term Loan B will be at a floating interest rate of 3.25% over LIBOR. This refinancing will result in a substantial saving in interest costs to the Company. The transaction, which was led by Banc of America Securities LLC, is expected to be funded on or before September 29, 2003. The proceeds from the Term Loan B will be used to fully retire $195 million of 11% senior secured notes due in 2007, and $80 million of Rose Hill's 9.5% senior subordinated notes, due in 2004.

The Company also fully repaid in August 2003, $20 million of borrowings under its previous revolver from cash on hand. This brings the total debt repaid to approximately $99 million for fiscal 2003 and $180 million since emergence on January 2, 2002. Following this repayment, the total outstanding debt of the Company is $659 million.

"We are very pleased with the success of our first debt issuance since emergence, and the response we received from the financial markets," stated Paul Houston, President and CEO. "The refinancing will substantially enhance our corporate cash flow as we move forward, which will further assist with Company goals. As we have previously stated, one of our strategic objectives is to de-lever the Company, and we have again proven our commitment to this initiative by further reducing our debt by another $20 million."

COMPANY OVERVIEW
Launched on January 2, 2002, the Company is the second largest operator of funeral homes and cemeteries in North America. As of June 14, 2003, the Company operated 792 funeral homes, 167 cemeteries and 61 combination funeral home and cemetery locations in the United States, Canada and the United Kingdom. Of the Company's total locations, 143 funeral homes, 89 cemeteries and five combination funeral home and cemetery locations are either held for sale as at June 14, 2003, or identified for sale subsequently. The Company provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, it operates insurance subsidiaries that provide customers with a funding mechanism for the pre-arrangement of funerals.


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SAFE HARBOR
Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the Company's operating activities, the plans and objectives of the Company's management, assumptions regarding the Company's future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities and Exchange Act of 1934. The words "believe," "may," "will," "estimate," "continues," "anticipate," "intend," "expect" and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including the following: the uncertainty related to the ability of the Company to effect the refinancings and the availability of credit, uncertainties associated with future revenue and revenue growth; the impact of the Company's significant leverage on its operating plans; the ability of the Company to service its debt; outcomes in pending legal and tax claims; the Company's ability to attract, train and retain an adequate number of sales people; the impact of changes to federal, state and local laws and regulations affecting revenues from trust funds; uncertainties associated with the volume and timing of pre-need sales of funeral and cemetery services and products; variances in death rates; variances in the use of cremation; the impact of environmental and other laws impacting the Company's operations; future tax rates; and various other uncertainties associated with the funeral service industry and the Company's operations in particular, which are referred to in the Company's periodic reports filed with the SEC. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.





CONTACT:   Kenneth A. Sloan                         Tamara Malone
           Executive Vice President,                Manager,
           Chief Financial Officer                  Media and Investor Relations
           Alderwoods Group, Inc.                   Alderwoods Group, Inc.
           Tel:  416.498.2455                       Tel:  416.498.2778
           Fax:  416.498.2449                       Fax:  416.498.2449
           Email: ken.sloan@alderwoods.com          tamara.malone@alderwoods.com

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